Exhibit 99.1

EQUINIX, INC.

2015 SPECIAL DISTRIBUTION ELECTION FORM

ALL STOCKHOLDER ELECTIONS MUST BE RECEIVED BY COMPUTERSHARE INVESTOR SERVICES BY 5:00 P.M., EASTERN TIME, ON MONDAY, NOVEMBER 2, 2015 (THE “ELECTION DEADLINE”). ELECTIONS MAY BE SUBMITTED OR RESUBMITTED AT ANY TIME PRIOR TO THE ELECTION DEADLINE BUT NOT THEREAFTER. IF YOU DO NOT RETURN THE ENCLOSED ELECTION FORM BY THE ELECTION DEADLINE, YOU WILL RECEIVE YOUR DISTRIBUTION IN COMMON SHARES.

Why am I receiving this document and the attached election form?

You have received this letter and the enclosed election form because our records indicate that you owned shares of common stock, par value $0.001 per share (“Common Shares”), of Equinix, Inc., a Delaware corporation (the “Company” or “we”), as of the close of business on October 8, 2015 (the “Record Date”). On September 28, 2015, in connection with the Company’s conversion to a real estate investment trust (“REIT”), our Board of Directors (the “Board”) declared a special distribution (the “2015 Special Distribution”) of $627.0 million on our Common Shares, payable in the form of either Common Shares or cash to, and at the election of, the stockholders of record as of the Record Date. This document provides you with information about the 2015 Special Distribution and contains an election form that you should complete to indicate whether you wish to receive your pro rata portion of the 2015 Special Distribution in cash or Common Shares, as further described below.

Why is the Company paying the 2015 Special Distribution and when will the 2015 Special Distribution be paid?

In order to ensure that as a REIT we distribute our “real estate investment trust taxable income”, we must distribute, on or before December 31, 2015, various items of taxable income that we expect to recognize in 2015, including foreign earnings and profits (“E&P”) repatriated as dividend income and other 2015 taxable income items such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period. We expect that the value of the 2015 Special Distribution, plus all the regular quarterly distributions we paid during 2015, plus the expected value of the deemed distributions on account of the adjustments to the conversion rate relating our outstanding 4.75% Convertible Subordinated Notes due June 15, 2016 that are made as a result of the 2015 Special Distribution and the 2015 regular quarterly distributions, will equal or exceed the taxable income that we expect to recognize in 2015.

We expect to pay the 2015 Special Distribution on November 10, 2015.

Will I receive the 2015 Special Distribution in Common Shares or Cash?

You have the right to elect, prior to the Election Deadline, to be paid your pro rata portion of the 2015 Special Distribution all in Common Shares (a “Share Election”) or all in cash (a “Cash Election”); provided, however, that the total amount of cash payable to all stockholders in the 2015 Special Distribution will be limited to a maximum of $125.4 million (the “Cash Amount”), with the balance of the 2015 Special Distribution payable in the form of Common Shares. If you fail to timely return a properly completed election form before the Election Deadline, you will be deemed to have made a Share Election, meaning an election to receive your pro rata portion of the 2015 Special Distribution all in Common Shares.

There is no limit on the aggregate value of the 2015 Special Distribution that will be issued in Common Shares. So, for example, if all stockholders make a Share Election, we will issue the full amount of the 2015 Special Distribution in Common Shares. If the Cash Amount is fully subscribed, the total number of Common Shares to be issued in the 2015 Special Distribution will be determined by dividing $501.6 million (80% of the 2015 Special Distribution) by the average closing price per share of our Common Shares on the NASDAQ Stock Market LLC (“NASDAQ”) on the three trading days following the date of the Election Deadline. Based on a price of $271.55 per Common Share (the closing price of our Common Shares on October 6, 2015 on NASDAQ), if the Cash Amount is fully subscribed, we estimate that approximately 1.8 million Common Shares will be issued in the 2015 Special Distribution, or approximately .032 new Common Shares for each outstanding Common Share. The actual number of Common Shares issued will depend on the number of stockholders who make a Cash Election as well as the price of our Common Shares on the valuation dates, and could vary substantially from this estimate. We will pay cash in lieu of issuing any fractional shares, but cash paid in lieu of fractional shares will not count toward the Cash Amount.

All Common Shares issued in connection with the 2015 Special Distribution will be issued in book-entry form, regardless of whether the Common Shares you currently own are in book-entry form or represented by a physical certificate.

Because the Cash Amount is limited to $125.4 million, the actual amount of cash that will be paid to stockholders who make a Cash Election may depend upon whether the aggregate amount of all Cash Elections exceeds the Cash Amount. If the aggregate amount of stockholder Cash Elections exceeds the Cash Amount, the payment of such Cash Election will be made on a pro rata basis to stockholders making the Cash Election such that the aggregate amount paid in cash to all stockholders equals the Cash Amount. As a result, if you choose to be paid the 2015 Special Distribution in cash and the total amount of Cash Elections by all stockholders would exceed the Cash Amount, you will not receive your entire distribution in the form of cash, despite your election to receive all cash. Instead, you will receive a portion, but not less than 20%, in cash and the remaining portion in Common Shares, subject to rounding and other minor adjustments. The number of Common Shares you will receive will be based on the average closing price per Common Share on NASDAQ on the three trading days following the Election Deadline.

How do I make an election to receive cash or Common Shares with respect to the 2015 Special Distribution?

We have enclosed an election form with this letter so that you can inform us whether you want to receive your pro rata portion of the 2015 Special Distribution in cash or Common Shares. You may only elect one method of payment for the 2015 Special Distribution with respect to all Common Shares you own as of the Record Date. If you want to make the Share Election or the Cash Election, complete and sign the election form and deliver it to Computershare Investor Services, the election agent (“Computershare”), in the enclosed postage-paid envelope or in accordance with the delivery instructions on the enclosed election form as soon as possible, but no later than the Election Deadline of 5:00 p.m. Eastern Time, on November 2, 2015. The submission of an election form with respect to the 2015 Special Distribution will constitute the electing holder’s representation and warranty that such holder has full power and authority to make such election.

If you do not return a properly completed election form before the Election Deadline, then you will be deemed to have made a Share Election and will receive your pro rata portion of the 2015 Special Distribution in Common Shares (with the exception of cash in lieu of any fractional share). Your election is revocable until the Election Deadline. You may revoke your election before the Election Deadline by submitting a new, properly completed election form bearing a later date than your previously submitted election form.

We will resolve in our sole discretion any question as to the validity, form, eligibility (including time of receipt) and acceptance by us of any election form for the 2015 Special Distribution and our decision regarding any such questions will be final and binding. We reserve the absolute right to reject, in our sole discretion, any and all election forms that we decide are not in proper form, not received by the Election Deadline, ineligible or otherwise invalid or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the election form submitted by any particular stockholder, whether or not similar defects or irregularities are waived for other stockholders. No valid election will be deemed to have been made until all defects or irregularities have been cured or waived to our satisfaction. Neither we nor the election agent nor any other person will be under any duty to give notification of any defects or irregularities in election forms or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the 2015 Special Distribution will be final and binding.

What if my Common Shares are held in the name of a bank or broker?

If your Common Shares are held in the name of a bank or broker, please promptly inform the bank or broker of your election. The bank or broker that holds your Common Shares likely will need to receive your election earlier than the Election Deadline. Please consult the bank or broker that holds your Common Shares regarding the timing of your election.

Can I change my election?

Once made, your election is only revocable by returning a new, properly completed election form, bearing a later date than your previously submitted election form, prior to the Election Deadline. After the Election Deadline, a stockholder election will be irrevocable. Stockholders entitled to the 2015 Special Distribution who fail to make an election by the Election Deadline will receive all Common Shares in payment of the 2015 Special Distribution (with the exception of cash in lieu of any fractional share).

How should I send in my election form?

You should complete and sign the election form and deliver it to Computershare in the enclosed postage-paid envelope or in accordance with the delivery instructions on the enclosed election form as soon as possible, but no later than the Election Deadline of 5:00 p.m. Eastern Time, on November 2, 2015; however, the method of delivery of the election form is at the option and risk of the holder making the election. The delivery will be deemed made only when the election form is actually received by Computershare.

If I have questions about the election form or need a new election form, whom should I contact?

If you are a stockholder of record and have any questions about completing or submitting the election form, or need a new election form, please call our election agent, Computershare, at 877-282-1169.

Is there other information I should consider when making an election?

Before making your election, you are urged to read carefully our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, including the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”, and our Current Reports on Form 8-K dated September 28, 2015 and October 1, 2015, each of which we have filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC, as well as other documents we file with the SEC.

What are the material U.S. federal income tax consequences of the 2015 Special Distribution?

A stockholder receiving the 2015 Special Distribution will be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of cash that would have been received if the stockholder had elected to receive, and actually did receive, all cash. A stockholder that receives any Common Shares pursuant to the 2015 Special Distribution will generally have a tax basis in such stock equal to the amount such stockholder is treated as having received in the 2015 Special Distribution minus the amount of cash actually received, and the holding period in such stock will begin on the day following the payment date of the 2015 Special Distribution.

The amount distributed to a stockholder will be treated as a dividend for U.S. federal income tax purposes to the extent such amount is paid out of our available E&P. To the extent the distribution to a stockholder exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a stockholder to the extent that it does not exceed the adjusted basis of the stockholder’s stock in respect of which the distribution was made, but rather, will reduce the adjusted basis of that stock. To the extent that such excess distribution exceeds the adjusted basis of a stockholder’s stock, that excess is treated as capital gain income. The particular U.S. federal income tax treatment of dividends, returns of capital and capital gain income are described in further detail below.

The U.S. federal income tax consequences of the 2015 Special Distribution vary depending on whether you are a U.S. Holder or a non-U.S. Holder. A U.S. Holder is, unless otherwise provided by an applicable tax treaty, a beneficial owner of our stock that is: (i) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the U.S. federal income tax laws; (ii) an entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust. Conversely, a non-U.S. Holder is a beneficial owner of our stock that is not a U.S. Holder. If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any entity or other arrangement treated as a partnership for federal income tax purposes that is a beneficial owner of our stock and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the U.S. federal income tax consequences of the 2015 Special Distribution.

If you are a U.S. Holder. For noncorporate U.S. Holders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum U.S. federal income tax rate for long-term capital gains and most corporate dividends is generally 15%. For those noncorporate U.S. Holders whose total adjusted income exceeds the applicable thresholds, the maximum U.S. federal income tax rate for long-term capital gains and most corporate dividends is generally 20%. However, because we are generally not subject to federal income tax on the portion of our “real estate investment trust taxable income” distributed to our stockholders, dividends on our Common Shares generally are not eligible for such preferential tax rates, except that taxed built-in gain items (including our depreciation recapture income that is subject to this tax) and recognized dividend income in respect of foreign E&P from qualifying taxable REIT subsidiaries (“TRSs”) will potentially be eligible for these preferential tax rates, and these two exceptions are expected to be operative for our 2015 taxable year. As a result, our ordinary dividends will generally be taxed at the higher federal income tax rates applicable to ordinary income, but our 2015 distributions (including the 2015 Special Distribution) will be eligible in part for the preferential tax rates. To summarize, for our 2015 taxable year (including the 2015 Special Distribution), the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

(1) long-term capital gains, if any, recognized on the disposition of our Common Shares;

(2) our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

(3) our distributions attributable to dividend income received by us from C corporations such as domestic TRSs and qualifying foreign TRSs (including foreign E&P from qualifying TRSs repatriated as dividend income during our 2015 taxable year); and

(4) our distributions to the extent attributable to income upon which we have paid federal corporate income tax (such as our depreciation recapture income or sale gains subject to the 35% built-in gains tax), net of the corporate taxes thereon.

Distributions in excess of available E&P will not be taxable to a U.S. Holder to the extent that they do not exceed the U.S. Holder’s adjusted tax basis in the U.S. Holder’s stock, but will reduce the U.S. Holder’s basis in its stock. To the extent that these excess distributions exceed a U.S. Holder’s adjusted basis in our stock, they will be included in income as long-term capital gain, or short-term capital gain if the stock has been held for one year or less.

The preferential tax rates available to noncorporate U.S. Holders for qualified dividend income are not available unless the stock on which an otherwise qualifying dividend is paid has been held for 61 days or more during the 121-day period beginning 60 days before the date on which the stock becomes ex-dividend. For purposes of calculating this 61-day holding period, any period in which the stockholder has an option to sell, is under a contractual obligation to sell or has made and not closed a short sale of our stock, has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our stock, will not be counted toward the required holding period.

For some U.S. Holders, the 2015 Special Distribution may be an “extraordinary dividend”. An “extraordinary dividend” is generally a dividend on a share of stock that is equal to at least 10% of a stockholder’s adjusted basis in that share of stock, or alternatively, if an election is made, is equal to at least 10% of the fair market value of that stock based on the stock’s trading price on the day before the ex-dividend date. Some noncorporate U.S. Holders that receive an extraordinary dividend from us that is treated as a “qualified dividend” and later sell their underlying stock at a loss will recognize long-term capital loss, regardless of their holding periods in their stock, to the extent of the extraordinary dividend.

The 2015 Special Distribution will not be eligible for the dividends-received deduction available to U.S. Holders that are domestic corporations.

U.S. Holders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (which shall be calculated by including the 2015 Special Distribution), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

Unless the applicable withholding agent has received from a U.S. Holder a properly executed IRS Form W-9 or a substantially similar form, 28% of the 2015 Special Distribution may be required to be withheld and remitted to the U.S. Internal Revenue Service (the “IRS”). To the extent that the cash portion of the 2015 Special Distribution to be received by a U.S. Holder is insufficient to satisfy any required backup withholding, the applicable withholding agent will collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Common Shares that the U.S. Holder would otherwise receive, and the U.S. Holder may bear brokerage or other costs for this withholding procedure.

Foreign account withholding at a rate of 30% may apply to a U.S. Holder that holds our Common Shares through a non-United States intermediary that does not comply with specified information reporting, certification and other requirements. U.S. Holders that hold our Common Shares through a non-United States intermediary are encouraged to consult with their own tax advisor regarding foreign account tax compliance.

If you are a non-U.S. Holder. The rules governing the U.S. federal income taxation of non-U.S. Holders are complex, and the following discussion is intended only as a summary of these rules. For example, the following discussion does not address U.S. citizens or residents who have expatriated, non-U.S. Holders who are individuals present in the United States for 183 days or more during the taxable year and have a “tax home” in the United States, and other special classes of non-U.S. Holders. If you are a non-U.S. Holder, we urge you to consult with your own tax advisor to determine the impact of the U.S. federal income tax laws, including any tax return filing and other reporting requirements, with respect to your ownership of Common Shares and the payment of the 2015 Special Distribution.

In general, non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Common Shares. In cases where the dividend income from a non-U.S. Holder’s investment in our Common Shares is, or as described below is deemed to be, effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates in the same manner as U.S. Holders are taxed with respect to such dividends, and a corporate non-U.S. Holder may also be subject to the 30% branch profits tax. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. Holder.

The portion of the 2015 Special Distribution received by non-U.S. Holders and paid out of our available E&P which is not effectively connected with a U.S. trade or business of the non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30%, or lower if reduced by an applicable income tax treaty. If a non-U.S. Holder receives Common Shares as part of the 2015 Special Distribution and the cash portion of the distribution is not sufficient to cover the withholding liability, the applicable withholding agent will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Common Shares that the non-U.S. Holder would otherwise receive, and the non-U.S. Holder may bear brokerage or other costs for this withholding procedure. To the extent the 2015 Special Distribution exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a non-U.S. Holder to the extent that it does not exceed the adjusted basis of the non-U.S. Holder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of those shares. To the extent that distributions in excess of our available E&P exceed the non-U.S. Holder’s adjusted basis in our stock, the distributions will give rise to tax liability if the non-U.S. Holder would otherwise be subject to tax on any gain from the sale or exchange of that stock, as discussed below.

If withholding is applied to any portion of the 2015 Special Distribution that represents a return of capital, rather than a dividend out of our available E&P, the non-U.S. Holder must nevertheless reduce its tax basis in its shares of stock in us by the amount of returned capital and may file for a refund from the IRS for the amount of withheld tax in excess of its actual tax liability.

If our Common Shares do not constitute United States real property interests under sections 897 and 1445 of the Internal Revenue Code of 1986, as amended (“USRPIs”), as described below, then distributions by us in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares generally will not be subject to United States federal income taxation to non-U.S. Holders, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on such amounts. Our Common Shares will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% of the fair market value of the outstanding shares was directly or indirectly held by foreign persons; for this exception to be available, it is unclear whether a new REIT like us must have been a REIT during the preceding five years and, if not, whether we are required to satisfy the foreign ownership limit with ownership history from our pre-REIT period, or whether instead the relevant period for testing foreign ownership commenced on our first day as a REIT. We can provide no assurance that we are or will remain a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. Holder’s portion of the 2015 Special Distribution in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares will not be subject to United States federal income taxation as a sale of a USRPI if that class of stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market like NASDAQ, and the non-U.S. Holder has at all times during the preceding five years owned 5% or less by value of that class of stock; although not completely clear, the better view is that our pre-REIT ownership history is included in applying this 5% threshold test. If distributions in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares are subject to United States federal income taxation, the non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to its gain and will be required to file a United States federal income tax return reporting that gain; in addition, a corporate non-U.S. Holder might owe branch profits tax under Section 884 of the Internal Revenue Code of 1986, as amended.

Foreign account withholding at a rate of 30% may apply to a non-U.S. Holder that holds our Common Shares through a non-United States intermediary that does not comply with specified information reporting, certification and other requirements. Non-U.S. Holders are encouraged to consult with their own tax advisor regarding foreign account tax compliance.

WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE 2015 SPECIAL DISTRIBUTION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.